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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: February 6, 1998


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 5.  Other Events
---------------------

     New England Electric System (NEES) announced that effective February 6, 1998, Richard P. Sergel had been elected President and Chief Executive Officer. Mr. Sergel replaces John W. Rowe, who will leave to become chairman, president and chief executive officer of Unicom Corporation and Commonwealth Edison in mid-March.

     Mr. Sergel joined the NEES companies in 1978. Most recently, Mr. Sergel has led NEES' retail, regulatory and new business strategies in his position as senior vice president in charge of retail operations and unregulated business ventures.

     The NEES Board of Directors also announced its intention to elect Alfred D. Houston as NEES chairman at the time of Joan T. Bok's retirement, which will follow the Company's 1998 annual meeting in April. Mr. Houston is NEES executive vice president and chief financial officer. He has led NEES' financial operations since 1984. Mrs. Bok has been chairman of NEES since 1984, before which she held various management positions at NEES for 16 years. Mrs. Bok will remain on the NEES board after she steps down as chairman.

     Mr. Rowe resigned from the NEES Board and Messrs. Sergel and
Houston were elected to the board, all effective February 6,
1998.
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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                  s/Michael E. Jesanis

                              By
                                 Michael E. Jesanis
                                 Vice President and Treasurer


Date: February 6, 1998










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.